EXHIBIT (J)

   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Custodian, Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 33-57724) of the Tweedy, Browne Fund, Inc., and to the incorporation by reference of our reports dated May 10, 2004 on the Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund included in the 2004 Annual Reports to Shareholders.

                                                   /s/ Ernst & Young LLP /s/
                                                   ERNST & YOUNG LLP

Boston, Massachusetts
July 26, 2004